Exhibit 2.1

DESCRIPTION OF SECURITIES

We are a British Virgin Islands company limited by shares and our affairs are governed by our memorandum and articles of association and the BVI Act (each as amended or modified from time to time).

As provided in our amended and restated memorandum and articles of association, subject to the BVI Act, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services (BVI) Limited, P.O. Box 173, Road Town, Tortola, British Virgin Islands.

We have adopted amended and restated memorandum and articles of association authorize the issuance of up to 100,000,000 ordinary shares of par value US$0.001 each and up to 10,000 preferred shares of no par value (the “Preferred Shares”).

All options, regardless of grant dates, will entitle holders to an equivalent number of ordinary shares once the vesting and exercising conditions are met.

Ordinary Shares

General. The maximum number of shares we are authorized to issue is 100,000,000 ordinary shares, with a par value of $0.001 each and 10,000 Preferred Shares of no par value. Holders of ordinary shares have the same rights. All of our outstanding ordinary shares are fully paid and non-assessable. To the extent they are issued, certificates representing the ordinary shares are issued in registered form.

Our amended and restated memorandum and articles of association do not provide for pre-emptive rights.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated articles of association provide that dividends may be declared and paid at such time, and in such an amount, as the directors determine subject to their being satisfied that the Company will meet the statutory solvency test immediately after the dividend. Holders of ordinary shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each ordinary share is entitled to one vote for each ordinary share registered in his or her name on our register of members. Holders of ordinary shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

A quorum required for a meeting of shareholders consists of the holders of at least one-half of all voting power of our shares in issue at the date of the meeting present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30% of the aggregate voting power of our Company. Advance notice of at least 10 days is required for the convening of our annual general meeting and other general meetings.

Transfer of Ordinary Shares. Under the BVI Act the transfer of a registered share which is not listed on a recognized exchange is by a written instrument of transfer signed by the transferor and containing the name of the transferee. However, the instrument must also be signed by the transferee if registration would impose a liability on the transferee to the Company. The instrument of transfer must be sent to the Company for registration. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The entry of the name of a person in the Company’s register of members is prima facie evidence that legal title in the share vests in that person.

The procedure is different for the transfer of shares that are listed on a recognized exchange. Such shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the Company’s amended and restated memorandum and articles of association.

Liquidation. On a liquidation, on winding up or other return of assets of the Company to shareholders (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The BVI Act and our amended and restated memorandum and articles of association permit us to purchase our own shares with the prior written consent of the relevant shareholders, a resolution of directors and in accordance with applicable law.

Variation of Rights of Shares. Other than with respect to the issuance of the Preferred Shares in accordance with our amended and restated memorandum and articles of association, all or any of the rights attached to any class of shares may, subject to the provisions of the BVI Act, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of a resolution passed by a simple majority of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.

A member of the Company is entitled, on giving written notice to the Company, to inspect (a) the memorandum and articles of association of the Company; (b) the register of members; (c) the register of directors; and (d) the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records. Subject to the amended and restated memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Issuance of Additional Shares. Our amended and restated memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine.

Register of Members

Under the BVI Act we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, a statement of the number and class of shares held by each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under the BVI Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the BVI Act to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the High Court of the British Virgin Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Warrants

In January 2021, we issued representative’s warrants to purchase an aggregate of 322,000 ordinary shares to underwriters in our initial public offering. Such warrants are exercisable by the warrant holders, from January 25, 2021 to 5:00 p.m., Eastern time, January 27, 2026, to purchase, in whole or in part, up to 322,000 shares of our ordinary shares at a price of $4.40 per share and have cashless exercise options, subject to standard anti-dilution adjustments for share sub-divisions and similar transactions. Such warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). Except as permitted by Rule 5110(g)(1), the underwriters (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate the warrants or the securities underlying the warrants, nor will any, of them engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the option or the underlying securities prior to January 25, 2021. As of February 16, 2021, all such warrants remain outstanding.

Listing

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “EZGO.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is VStock Transfer LLC. The transfer agent and registrar’s address is 18 Lafayette Pl, Woodmere, NY 11598.

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